                                                                  CONFORMED COPY

                              Dated 4th August 1997

                               ABBEY NATIONAL plc

                                       and

                            WILLIS CORROON GROUP PLC

                                       and

                        WILLIS NATIONAL HOLDINGS LIMITED

                      ------------------------------------

                             SHAREHOLDERS' AGREEMENT
                                   relating to
                        WILLIS NATIONAL HOLDINGS LIMITED

                      ------------------------------------

                                Slaughter and May
                              35 Basinghall Street,
                                 London EC2V 5DB

                                    TNC/PJAB
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                                    CONTENTS

                                                                            Page
                                                                            ----

1. Definitions                                                                 1

2. Business                                                                    6

3. Structure and employees                                                     6

4. Conduct of business                                                         8

5. Financing                                                                   8

6. Directors and officers                                                      8

7. Management                                                                  8

8. Reserved Matters                                                            8

9. Operational matters                                                         8

10. Issue of shares                                                            8

11. Transfer of shares                                                         8

12. Distributions                                                              8

13. Performance of agreement                                                   8

14. Access to information                                                      8

15. Non-competition                                                            8

16. Term                                                                       8

17. Termination                                                                8

18. Breach                                                                     8

19. Confidentiality                                                            8

20. Costs and expenses                                                         8

21. Variation                                                                  8

22. Waiver                                                                     8

23. Restrictive Trade Practices Act 1976                                       8

24. Partnership                                                                8

25. Assignment                                                                 8

26. Entire agreement                                                           8

27. Announcements                                                              8

28. Notices                                                                    8

29. Governing law                                                              8

Schedule 1 Reserved Matters                                                    8

Schedule 2 Disputes Resolution Procedure                                       8

Schedule 3 Roulette Procedure                                                  8

Schedule 4 Insurance                                                           8

Schedule 5 Basis of Valuation of Shares                                        8
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                             SHAREHOLDERS' AGREEMENT

THIS AGREEMENT is dated 4th August, 1997

BETWEEN:

(1) ABBEY NATIONAL plc (Registered in England No. 2294747) whose registered office is at Abbey House, Baker Street, London NW1 6XL ("Abbey National");

(2) WILLIS CORROON GROUP PLC (Registered in England No. 621757) whose registered office is at Ten Trinity Square, London EC3P 3AX ("Willis"); and

(3) WILLIS NATIONAL HOLDINGS LIMITED (Registered in England No. 3393377) whose registered office is at Ten Trinity Square, London EC3P 3AX (the "Company").

WHEREAS:

(A) At the date of this Agreement, the issued and paid up share capital of the Company is beneficially owned as follows:

Name                    Number of Shares      Percentage of issued share capital
----                    ----------------      ----------------------------------
Abbey National                 490                          49%
Independent
Consultancy Group
Limited
Willis Corroon
Limited                        510                          51%

(B) The Company is the beneficial owner of the whole of the issued share capital of ANIFA, W-IFA and Willis National.

(C) Abbey National and Willis have agreed to enter into certain arrangements for the purpose of regulating their relationship with each other and certain other aspects of the affairs of, and their dealings with, the IFA Group.

NOW IT IS HEREBY AGREED as follows:

1.    Definitions

1.1 In this Agreement and the recitals and Schedules, the following expressions shall (save where the context otherwise requires) have the following meanings:
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                                       2


"Abbey National Loan"           means the subordinated loan of (pound)4,000,000
                                in principal amount made available by Abbey
                                National to ANIFA pursuant to a loan agreement dated 1 August 1997 made between Abbey National,
                                ANIFA and PIA;

"Accounting Period"             means the period commencing on the accounting
                                reference date of the Company in any year and ending on the date preceding the accounting reference date in the next following year;

"ANIFA" means Abbey National Independent Financial Advisers Limited, registered in England and Wales with number 2055101;

"Approval"                      means the approval of shareholders as required
                                by the rules of the London Stock Exchange
                                Limited or any necessary regulatory approval;

"Articles of Association"       means, in relation to the Company, the Articles
                                of Association of the Company (a copy of which has, for the purpose of identification only, been initialled by, or on behalf of, Abbey
                                National and Willis) as the same may, from time to time, be amended in accordance with the provisions of this Agreement;

"Auditors"                      means Ernst & Young or such other firm of
                                accountants as may be appointed in accordance with the provisions of this Agreement;

"Board" means the Board of Directors of the Company from time to time;

"Business"                      means the business carried on by the IFA Group
                                from time to time in accordance with clause 2;
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                                       3


"Business Day"                  means any day (other than a Saturday or Sunday)
                                on which banks generally are open in the City of London for the transaction of normal banking business;

"Business Plan"                 means the three year rolling business plan for
                                the IFA Group for the time being as agreed by the Shareholders in accordance with this Agreement, the business plan relating to the first period having been initialled for the purpose of identification only by or on behalf of the Shareholders;

"Chief Executive Officer"       the individual occupying the most senior
                                executive position within the Company;

"Compliance Employees"          means employees of companies within the Abbey
                                National Group or the Willis Group, as the case may be, who, prior to the execution of this Agreement, have been significantly involved in the investigation of the affairs of affected persons (as defined in Clause 8 of the Share
                                Sale Agreements);

"Directors"                     means, in relation to the Company, the directors
                                for the time being and from time to time appointed in accordance with the provisions of this Agreement;

"Group" means, in relation to any Shareholder, that Shareholder together with any wholly-owned subsidiary or holding company of such Shareholder, and any wholly-owned subsidiary of such holding company;

"Group Relief"                  means relief for trading losses and other
                                amounts eligible for relief from corporation tax
                                pursuant to Chapter IV Part X of the Income and
                                Corporation Taxes Act 1988;
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                                       4


"Human Resources Working        means the agreed principles applicable to the
Paper"                          terms of employment of employees involved in the
                                Business, a copy of which has, for the purpose of identification only, been initialled by, or on behalf of, Abbey National and Willis;

"IFA Group"                     means the Company and its subsidiaries and,
                                where the context so admits, includes any one or more of such companies;

"Independent Valuers"           means such merchant bank, based in London, of
                                international repute (not being financial advisers to the Abbey National Group or the Willis Group) as Abbey National and Willis may agree or, in default of agreement, as determined upon the application of either
                                Shareholder by the President for the time being of the London Investment Bankers'
                                Association;

"Initial Fixed Term"            means the period commencing on the date of this
                                Agreement and ending on 31 December 2002
                                (inclusive);

"IP Licences"                   means the agreements of today's date between the
                                Company and each of Abbey National and Willis whereby the Company and the IFA Group are granted a licence to use certain intellectual property rights of Abbey National and Willis;

"Joint Committee"               means the committee referred to in Schedule 2
                                (Disputes Resolution Procedure) comprising the
                                Chief Executive Officers of Abbey National and
                                Willis from time to time appointed or such
                                alternates as the respective Chief Executive
                                Officers in their absolute discretion shall
                                appoint;
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                                       5


"Management Committee"          shall mean a committee of the Board to Comprise
                                the Chief Executive Officer and such other persons as shall be determined by the Board;

"PIA"                           means the Personal Investment Authority Limited;
                                shall have the meaning more particularly set

"Roulette Notice"               out in paragraph 1 of Schedule 3;

"Services Agreement"            means the agreement of today's date between the
                                Company, Abbey National and Willis whereby Abbey
                                National and Willis, as the case may be, agrees to provide certain services to the Company;
                                means, in relation to the Company, a holder of Shares in accordance with the provisions of "Shareholder" this Agreement;

"Shares" means, in relation to the Company, any shares in the Company and any interest in such shares;

"Share Sale Agreements"         means the two share sale agreements dated today
                                and made between Abbey National Independent
                                Consulting Group Limited and the Company and
                                Willis Corroon Limited and the Company;

"Subordinated Loan"             means the (pound)3,000,000 loan made by Willis
                                Limited to W-IFA pursuant to an agreement dated
                                11 January 1996 between W-IFA, Willis Corroon
                                Limited and the Personal Investment Authority
                                Limited;

"Termination Event"             shall have the meaning more particularly set out
                                in Clause 17 (Termination);
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                                       6


"W-IFA" means Willis Corroon Financial Planning Limited, registered in England and Wales with number 1877373;

"Willis National"               means Willis National Limited, registered in
                                England and Wales with number 3379907.

1.2 References to clauses and schedules are to clauses of, and schedules to, this Agreement.

1.3 The schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and reference to this Agreement shall include the schedules.

1.4 Unless the context otherwise requires, in this Agreement, reference to a statute or any statutory provisions shall include any statute or any statutory provision which amends or replaces, or has amended or replaced, it and shall include any subordinate legislation made under the relevant statute.

1.5 References to the singular include references to the plural and vice versa and references to any gender include references to every gender.

1.6 Words and expressions defined in the Companies Act 1985 (as amended) shall, unless the context otherwise requires, have the same meanings when used in this Agreement.

1.7 Headings are for convenience only and shall not effect the construction of this Agreement.

1.8 To the extent that this Agreement is in conflict with the provisions of the articles of association of any member of the IFA Group or any term of the IP Licence Agreements or the Services Agreement, such provisions and/or term shall, to the extent permitted by law, be deemed to be varied hereby to the intent that the provisions of this Agreement shall prevail.

2.    Business

2.1 The business of the IFA Group shall be to carry on such business (and only such business) as is set out in the Business Plan.

2.2 The business of the IFA Group shall be carried on from such places in the United Kingdom and such other places as the Board may from time to time decide in accordance with the Business Plan.
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                                       7


2.3 Each of Abbey National and Willis will use its reasonable endeavours to procure that all of the customers for the time being of the Abbey National Group and the Willis Group respectively who express a desire for services of a kind for the time being offered by the IFA Group are introduced to the IFA Group with a view to the IFA Group providing such services to those customers.

3.    Structure and employees

3.1   Each of Abbey National and Willis agree that:

      (A) on or prior to 1 January 1998 the businesses of ANIFA and W-IFA and its subsidiaries will be transferred to Willis National on mutually agreed terms; and

      (B) with effect from 1 January 1998, and subject to the approval of the PIA, the Business will be carried on exclusively by Willis National.

3.2 Following execution of this Agreement, and provided that an offer is made on terms, taken as a whole, no less favourable than his existing terms of employment, Abbey National shall use its best endeavours to transfer the employment of Jeremy Budden, and Willis shall use its best endeavours to transfer the employment of Allan Daffern, to Willis National or the Company, on terms to be agreed between Jeremy Budden and Willis National or the Company and between Allan Daffern and Willis National or the Company, as the case may be, to take effect on or prior to 1 January 1998. Such terms shall include restrictive covenants, and "garden leave" arrangements, appropriate in the circumstances, having regard to the seniority of those employees and the need to protect the Business. The terms for Jeremy Budden shall also provide that in the event of the Company becoming a subsidiary of the Sedgwick Group PLC the Company shall be deemed to be in repudiatory breach of the contract of employment or the terms of the secondment, as the case may be.

3.3 Following execution of this Agreement, Gillian Salt shall be seconded to ANIFA or another IFA Group Company for an initial term of two years and thereafter until such secondment is terminated by Abbey National giving to ANIFA or that company not less than three months' written notice. During such period, the provisions of clause 3.9 (A), (B) and (C) shall apply to the secondment, mutatis mutandis.

3.4 As soon as practicable following the execution of this Agreement, Willis shall procure that Willis Compliance Employees will be offered new contracts of employment with W-IFA.

3.5 The Company will procure that the Compliance Employees will continue to devote such proportion of their working time as shall be requested by Abbey National or Willis, as the case may be, to the investigation of the affairs of affected persons (as defined in Clause 8 of the Share Sale Agreements) relating to Abbey National or Willis, as the case may be.

3.6 The Company will ensure that no Compliance Employee is dismissed without the prior written consent of the party with whose affairs that Compliance Employee has been primarily involved. The Company shall also ensure that no other person shall be employed or engaged by any member of the IFA Group in order to devote the substantial majority of their time to the investigation of the affairs of affected persons ("Future Compliance Employees") without prior consultation with the party with whose affairs that Future Compliance Employee is to be primarily involved.

3.7 The parties acknowledge that, from the date hereof until such time as their employment is transferred to W-IFA or Willis National, those individuals who work in W-IFA (other than the Willis Compliance Employees or the Willis Future Compliance Employees) will remain employed by Willis Corroon Limited (the "Relevant Willis Employees"). Willis shall use its best endeavours to transfer the employment of the Relevant Willis Employees to W-IFA or Willis National as soon as reasonably practicable following the date of this Agreement and in any event by 30 September 1997.

3.8   The following provisions will apply to the Relevant Willis Employees:

      (A) prior to the transfer of the Relevant Willis Employees' employment to W-IFA, he or she will be seconded to W-IFA and will devote the whole of his or her working time to the Business;

      (B) Willis will procure that Willis Limited will not, without the prior written consent of Abbey National, second any of the Relevant Willis Employees to any company, other than a member of the IFA Group;

      (C) Willis will procure that Willis Limited will not, without the prior written consent of Abbey National, dismiss any of the Relevant Willis Employees;

      (D) Willis will not offer and will procure that no company within the Willis Group offers employment to any Relevant Willis Employee without the prior written consent of Abbey National;

      (E) W-IFA and Willis National will be free to offer employment to any Relevant Willis Employee at any time following the execution of this Agreement;

      (F) Willis will procure that Willis Limited will not, without the prior written consent of Abbey National, amend the terms and conditions of employment of the Relevant

            Willis Employees; and

      (G) individuals may be recruited after the date of this Agreement but any such individual will be employed by W-IFA or ANIFA or Willis National.

3.9 The following provisions will apply to Jeremy Budden and Allan Daffern (each the "Seconded Employee") as the case may be until such time as they enter a new service agreement pursuant to clause 3.2:

      (A) prior to the transfer of the Seconded Employee's employment to Willis National or the Company, he will be seconded to ANIFA or W-IFA, as the case may be and will devote the whole of his working time to the management and affairs of the IFA Group;

      (B) Abbey National or Willis, as the case may be (the "Employer"), will not without the prior written consent of the other, second the Seconded Employee to any company other than a member of the IFA Group;

      (C) the Employer will not without the prior written consent of the other dismiss the Seconded Employee;

      (D) the Employer will not offer and will procure that no company within its Group offers employment to the Seconded Employee without the prior written consent of the other;

      (E) subject to clause 3.2 above, any member of the IFA Group will be free to offer employment to the Seconded Employee at any time following the execution of this Agreement; and

      (F) the Employer will not amend the terms and conditions of employment of the Seconded Employee without the prior written consent of the other.

3.10 For the period during which the Relevant Willis Employees, the Seconded Employees or Gillian Salt (as the case may be) remain employed by their employer, the relevant employer will continue to pay (but the Company will procure that a member of the IFA Group shall indemnify that employer against) all costs and expenses associated with the secondment save in respect of any amount paid pursuant to the last sentence of clause 3.2.

4.    Conduct of business

4.1 The Business will be carried on in accordance with the Business Plan and the rules and regulations for the time being applicable to the IFA Group and the Business.

4.2 The IFA Group will carry on the Business in accordance with sound and good business practice and the highest professional and ethical standards generally and, additionally, in accordance with all applicable laws, regulatory requirements and best practices of the jurisdictions and markets in which the Business is conducted from time to time.

4.3 The Business will, as of 1 January 1998, operate under the name "Willis National". Between the date of this Agreement and 1 January 1998, ANIFA and W-IFA shall continue to operate under their existing names. As soon as practicable and in any event by 1 January 1998, the corporate name of ANIFA shall be changed so as not to include the word "Abbey".

4.4 Abbey National and Willis will offer such support services to the IFA Group as are more particularly set out in the Services Agreement.

4.5 Any services provided by Abbey National or Willis pursuant to clause 4.4 will be provided on an arm's length basis unless otherwise agreed by Abbey National and Willis.

4.6 It is hereby agreed that Coopers & Lybrand shall remain auditors of ANIFA until the accounts for ANIFA for the year ending 31 December 1997 have been issued with an audit opinion included. Abbey National shall procure their resignation as soon as practicable thereafter.

4.7 Abbey National and Willis agree to procure, as far as each is able, that the appointment of James Hay Pension Trustees Limited as the appointed representative of ANIFA will continue until at least 31 December 1997.

5.    Financing

5.1 Abbey National and Willis acknowledge that, in addition to the share capital subscribed or paid up at the date hereof, the IFA Group may require further funds in order to fund its projected cash requirements under the Business Plan. If such further finance is required, it is the intention of Abbey National and Willis that, unless otherwise agreed, it should be provided:

      (A) firstly, by way of additional equity to be subscribed by the Shareholders in proportion to their respective holdings of Shares;

      (B) secondly, by way of loans or loan capital from the Shareholders in proportion to their respective holdings of Shares and on such commercial terms (identical as between the Shareholders) as they may agree with the Company; and

      (C) thirdly, by third party finance on such terms as may be obtained by the Company.

5.2 If the Company requires third party finance, it shall endeavour to obtain such finance on the basis that there shall be no recourse to the Shareholders and otherwise on the best terms which could reasonably be expected to be obtained by the Company in the open market provided always that nothing shall oblige any Shareholder to provide any guarantee or security in respect thereof or to put up the finance concerned.

5.3 If in the reasonable judgment of the Board there is at any time a likelihood that within a period of six months there will arise a requirement to increase the share capital of the Company as a result of any requirement or request of any regulatory authority (whether that requirement or request relates to the Company or any other member of the IFA Group), new Shares in the Company shall be offered to the Shareholders in accordance with clause 10.

5.4 As soon as practicable after the date of this Agreement and in any event by no later than 1 January 1998, the Shareholders shall procure, so far as each is able, that the Subordinated Loan shall be capitalised or converted or waived at the expense of Willis into share capital in W-IFA on terms to be agreed between Abbey National and Willis and on the basis that any share capital arising on capitalisation or conversion shall either carry no effective right to income or capital or to vote or, if it does carry any such rights, on the basis that the share capital arising on capitalisation or conversion of the Subordinated Loan shall be transferred immediately to a member of the IFA Group (other than W-IFA) for no consideration. Willis shall use all reasonable endeavours to obtain the agreement of any other party to the Subordinated Loan to such capitalisation, conversion or waiver and shall, pending capitalisation, conversion or waiver, not seek to charge any interest on or repayment of the amounts outstanding under the Subordinated Loan. Willis shall indemnify and keep indemnified W-IFA and each member of the IFA Group in respect of all costs, expenses, liabilities or losses resulting, directly or indirectly, from the continuation of the Subordinated Loan beyond the date of this Agreement or from its capitalisation, conversion or waiver pursuant to this clause.

5.5 (A) Following execution of this Agreement the Shareholders shall procure so far as each is able that:

            (i) as soon as practicable after the date of this Agreement and by no later than 31 August 1997, the Company makes available to ANIFA (pound)2,200,000 cash and that the Company procures ANIFA to repay an equivalent amount of the Abbey National Loan.

            (ii) by no later than 31 December 1997, either the Abbey National Loan (as reduced pursuant to sub-clause (i)) is assigned to Willis National or the Company for cash consideration equal to the outstanding principal amount plus accrued and unpaid interest thereon or that the Abbey National Loan (as reduced pursuant to sub-clause (i)) is repaid; and

            (iii) the Company, Willis National and ANIFA use all reasonable endeavours to obtain the consent of PIA to such assignment or repayments;

      (B) For the purposes of achieving the assignment or repayment of the Abbey National Loan as described in sub-clause (A)((ii)), Abbey National and Willis will provide to the Company sufficient finance in the form of short term loans (or otherwise in such manner as shall be agreed between them), pro-rata to their respective holdings of Shares, to enable the Company to make available to ANIFA a subordinated loan on the same terms mutatis mutandis as the Abbey National Loan.

      (C) To the extent that the financial resource requirement of ANIFA as calculated in accordance with Chapter 13 of the Rule Book of PIA is reduced at any time, the Company shall use all reasonable endeavours to obtain the consent of PIA to the repayment by ANIFA of the subordinated loan provided to ANIFA pursuant to sub-clause ((B)) and, upon any such repayment, the Company shall repay any short term loans made to it by Abbey National or Willis for the purposes thereof on a pro-rata basis.

      (D) To the extent that any amount remains outstanding on the Abbey National Loan beyond 31 August 1997, the Shareholders shall procure, so far as each is able, that the Company pays and the Company undertakes that it will pay, interest on the amount outstanding from time to time at a rate equal to five month sterling LIBOR plus one half of one per cent per annum.

6.    Directors and officers

6.1 Unless otherwise agreed between the Shareholders, the number of Directors of the Company shall be not less than two and not more than six.

6.2 Each Shareholder shall appoint an equal number of persons to become directors of the Company.

6.3 The Chairman of the Company shall be appointed, following consultation with the other Shareholder, by the owner for the time being of the majority of the issued share capital of the Company.

6.4 The parties hereto agree and acknowledge that any Director appointed under this Agreement and Articles of Association shall be entitled to pass to the Shareholder appointing him full details of any information which may come into his possession as such Director may, in his absolute discretion, decide provided any such Shareholder shall be bound by clause 19 (Confidentiality).

6.5 Whenever any person ceases to be a Director of the Company his replacement shall be appointed by the party who had the original rights of nomination subject always to the provisions of clause 6.2.

6.6 Any Director may at any time be removed from office by the Shareholder who nominated him as a Director. Any nomination or removal of a Director shall be in writing delivered to the Company concerned and signed by or on behalf of the Shareholder having the right to nominate such Director.

6.7 Unless otherwise agreed in writing by the parties hereto in respect of a particular meeting:

      (A) meetings of the Board shall take place at least four times each year and additionally within seven days of receipt by the Company of a written request to this effect from any Shareholder;

      (B) every notice of such meeting shall be accompanied by an agenda and no material business shall be conducted at such meeting unless included in such agenda; and

      (C) every such meeting shall be held at the head office for the time being of the Company (or in such other place the Shareholders may agree) on not less than seven clear days' written notice (except in the case of emergency, when such notice as is reasonably practicable shall suffice).

6.8 Any decisions made at any meeting of the Board shall be made by resolution and no such resolution shall, subject to clause 8, be effective unless a majority of the Directors (including any alternate for any Director) present at the meeting of the Board vote in favour of it and any Director who is acting as an alternate shall be entitled to vote in his capacity as an alternate in addition to exercising his own right to vote. The Chairman shall have a casting vote.

6.9 Subject to clause 8, a resolution in writing signed by or on behalf of all the Directors (or their alternates) entitled to receive notice of a meeting of Directors, or any committee of Directors, shall be as valid and effectual as if it had been passed at a meeting of Directors, or (as the case may be) a committee of Directors, duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors.

6.10 The quorum necessary for the transaction of the business of the Board may be fixed by unanimous decision of the Board and, unless so fixed at any number, shall be two, such two to include one director appointed by Abbey National pursuant to clause 6.2 (or any alternate director) and one director so appointed by Willis (or any alternate director).

6.11 If, at any time at or before any meeting of the Directors, any Director or any alternate appointed by any Director shall request that the meeting be adjourned or reconvened to another time being not more than seven days following the date of the adjourned meeting (whether to enable further consideration to be given to any matter or for other Directors to be present or for any other reason, which he need not state) then such meeting shall be adjourned or reconvened accordingly, and no business shall be conducted or proceeded with at that meeting after such request has been made. No such request shall be made at a meeting which has been reconvened following an adjournment.

6.12 All or any of the members of the Board may participate in a meeting of the Board by means of a conference telephone or any communication equipment which allows all persons participating in the meeting to speak to and hear each other. A person so participating shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in the quorum accordingly, for the purposes of clause 6.10. Such a meeting shall be deemed to take place where the largest group of those participating have assembled, or, if there is no such group, where the Chairman of the meeting then is.

6.13 Each of the Shareholders hereby undertakes that it will procure that none of the Directors nominated by it shall wilfully and/or persistently absent themselves from any meeting of the Board so as to prevent the establishment of a quorum at that meeting and that any such Director will exercise or refrain from exercising any voting rights so as to ensure that the passing of any and every resolution necessary or desirable to procure that the affairs of the IFA Group are conducted in accordance with the provisions of this Agreement and otherwise to give full effect to the provisions of this Agreement, and likewise, to ensure that no resolution is passed which does not accord with such provisions.

7.    Management

7.1 On one occasion and at such time in each Accounting Period as Abbey National shall reasonably require (or, in the absence of a request by Abbey National to the contrary by not later than three months before the commencement of the subsequent Accounting Period, at such time), the Company shall prepare a Business Plan covering the three-year period commencing at the beginning of the subsequent Accounting Period. No Business Plan shall take effect without the unanimous approval of the Board in accordance with Part 1 of Schedule 1. The Shareholders shall procure that the Business Plan is considered by the Board no later than the last meeting of the Board prior to commencement of the subsequent Accounting Period.

7.2 Without prejudice to clause 7.1, not less than 10 Business Days prior to the date of the Board meeting at which it is proposed that the Board will consider a resolution to approve a Business Plan, the Company shall provide the Shareholders (either directly or through their respective representatives nominated by them to the Board) with a copy of the proposed Business Plan and shall consult with them as to the contents of such plan and the appropriate means of implementing it, to the extent reasonably required by them, and shall have due regard to their views insofar as they are consistent with the commercial interests of the IFA Group.

7.3 A copy of each Business Plan in the form approved by the Board shall be supplied to the Shareholders (either directly or through their respective representatives nominated by them to the Board) not more than 10 Business Days after the date on which it is so approved.

7.4 The parties shall procure that the Company shall prepare and deliver to the Shareholders (either directly or through their respective representatives nominated by them to the Board) in each Accounting Period a draft annual budget for the IFA Group relating to the subsequent Accounting Period.

7.5 The draft budget to be prepared pursuant to clause 7.4 shall contain in reasonable detail in respect of the Accounting Period to which it shall relate:

      (A) the forecast capital expenditure to be incurred by the IFA Group during the relevant Accounting Period;

      (B) an estimate of the revenues and operating expenditure of the IFA Group for the relevant Accounting Period;

      (C) details of any major or unusual items of capital or operating expenditure forecast to be incurred;

      (D) details of any proposed amendments to the Business Plan for the forthcoming year which are known at the date on which the draft budget is prepared;

      (E) details of any matters which would, if the draft budget were to take effect, require unanimous Board or Shareholder approval in accordance with Schedule 1.

7.6 The Board shall approve any draft budget not later than 10 Business Days after delivery of the draft budget pursuant to clause 7.4. The Board shall not approve any such budget if such budget contains anything which would, if the budget were to take effect, require unanimous Board or Shareholder approval in accordance with Schedule 1, without the Board having prior to such approval by it obtained such approval in respect of such thing. During the period from the date on which the draft budget is delivered to the Shareholders pursuant to clause 7.4 to the date of approval of such draft budget, to the extent reasonably required by the Shareholders (or by their respective representatives nominated by them to the Board), the IFA Group shall take due account of the views of the Shareholders (or by their respective representatives on the Board) insofar as they are consistent with the commercial interests of the IFA Group.

7.7 The Board will review the Business Plan and the budget at least once in any calendar quarter. If the IFA Group proposes to make any significant variation to or departure from any budget or Business Plan, it shall first notify the Shareholders in writing of its intention to do so and shall consult with the Shareholders (or with their respective representatives nominated by them to the Board) as to the proposed changes and the appropriate means of implementing them, to the extent reasonably required by the Shareholders (or by their respective representatives nominated by them to the Board), and shall take due account of the views of the Shareholders (or their respective representatives nominated by them to the Board) insofar as they are consistent with the commercial interests of the Company.

7.8 The Board shall not approve any significant variation to or departure from any budget or Business Plan until 10 Business Days have elapsed since the date of the notice referred to in clause 7.7 unless, the Company having served notice pursuant to clause 7.7 at the earliest reasonably practicable opportunity, the Board resolves that circumstances require amendment to the budget within a shorter period.

7.9 The accounting policies of the Company shall be decided by the Board from time to time, subject to clause 8.

7.10 Each of the parties agrees to exercise its rights as a Shareholder to procure that:

      (A) the annual statements of account of the Company will be maintained and audited in accordance with all applicable statutory and regulatory requirements, all statements of standard accounting practice and all other generally accepted accounting principles and practices appropriate for the place of incorporation or residence of the Company; and

      (B) consolidated management and audited accounts shall be prepared in respect of the IFA Group and will be reviewed and approved by the Board on a regular basis.

7.11 The Shareholders shall not approve any variation or departure from the budget or Business Plan unless such variation or departure has been unanimously approved by the Board.

7.12  The Management Committee shall be responsible for:

      (A) preparing the Business Plan to be submitted to the Board for approval, as more particularly set out in clause 7.1;

      (B) preparing the draft budget for submission to the Board on the basis more particularly set out clause 7.5; and

      (C) fulfilling such other functions as the Board shall determine from time to time.

7.13 The Chief Executive Officer will, subject to clause 8, be appointed by the Board. The first Chief Executive Officer shall be Jeremy Budden who shall, pending his transfer to the Company or Willis National pursuant to clause 3.2, be seconded to the Company.

7.14 Subject to clause 7.13 the Chief Executive Officer shall be employed by the Company on such terms and conditions as are more particularly set out in his service contract.

8.    Reserved Matters

8.1 Notwithstanding any provisions in clauses 6 or 7 but subject to clause 8.2, the Shareholders shall procure, so far as they are able, that:

      (A) no action shall be taken or resolution passed by the board of directors of any member of the IFA Group or any such member in respect of the matters set out in Part 1 of Schedule 1 except with the unanimous approval of the Board and

      (B) no action shall be taken or resolution passed by the board of directors of any member of the IFA Group or any such member in respect of the matters set out in Part 2 of Schedule 1 except with the unanimous consent of the holders of each class of shares in the Company.

8.2 If any matter under this Agreement (including but not limited to those set out in Schedule 1) shall give rise to a dispute between Abbey National and Willis or if the Shareholders fail to reach an agreement with respect to any matter set out in Schedule 1, in the absence of any agreement between the parties to the contrary such a dispute shall be resolved in accordance with Schedule 2.

8.3 If the procedure set out in Schedule 2 fails to resolve any dispute or disagreement between the parties in respect of any matter (including but not limited to those set out in Schedule 1), then either Shareholder may serve a Roulette Notice on the other, in accordance with the provisions set out in Schedule 3.

8.4 Abbey National and Willis each covenant to the other for the benefit of each member of the other's Group and the IFA Group to perform or procure performance of its obligations and the obligations of each member of its Group as set out or implied in any agreement or arrangement (including, without limitation, the Share Sale Agreements and the Tax Covenants entered into pursuant thereto) made or entered into between it or any member of its Group and any member of the IFA Group.

8.5 If any member of the IFA Group is proposing to amend or enforce any agreement or arrangement with any Shareholder or member of a Shareholder's Group (the "Affected Shareholder") or to exercise or waive any rights under such agreement or arrangement, the decision whether or not to approve such amendment, enforcement, exercise or waiver shall only be effective if it is approved by the Board. The Directors appointed by the Affected Shareholder may participate in discussions concerning the decision and shall count as part of the quorum but shall not be entitled to vote in relation to it. The Directors appointed by the other Shareholder (the "Non-Affected Shareholder") shall act reasonably, having regard to the interests of the IFA Group, at all times in relation to any such decision.

8.6 If the Board decides pursuant to clause 8.5 to enforce any agreement or arrangement against the Affected Shareholder, then:

      (A)   (i)   the Shareholders shall procure, so far as each is able, that no steps are taken by the Company to enforce the agreement or arrangement unless both Shareholders consent;

            (ii) the Non-Affected Shareholder shall enforce the relevant agreement or arrangement against the Affected Shareholder itself on behalf of the relevant member of the IFA Group and in such circumstances the Non-Affected Shareholder shall have all necessary access to information, premises and personnel for these purposes; and

      (B) if breach by either Abbey National or Willis of its covenant in clause 8.4 amounts to a Termination Event in respect of that party, the Independent Valuers appointed for the purpose of valuing the Shares shall be instructed to deduct in arriving at the Termination Price such reasonable amount as they consider to be necessary to compensate the IFA Group in respect of, or to remedy, the breach.

8.7 Where it is proposed that any aspect of the consolidated financial statements of the Company required to be included therein by the Companies Act 1985 or the Financial Reporting Statements of the Accounting Standards Board or any other statutory or stock exchange requirement is to be approved by the Board notwithstanding an objection by one Shareholder, the Shareholders and the Company shall, at the request of the objecting Shareholder (and so far as each is able) acting reasonably at all times, use their respective reasonable endeavours to make the Auditors discuss that aspect with the auditors or other advisers of the objecting Shareholder in good faith. If, notwithstanding such discussions, the Board proposes to approve the aspect which is the subject of the objection:

      (a) the Directors appointed by the objecting Shareholder may require the Board to record the subject of the objection in the Board minutes of the Company and to bring the matter to the notice of the Auditors who shall, after consultation with the auditors and other advisers of the objecting Shareholder, decide whether and if so, what form, the matter should be disclosed in the Company's relevant financial statements; and

      (b) the objecting Shareholder may either serve a Roulette Notice on the other in accordance with the provisions set out in Schedule 3 or treat the inclusion of the matter to which it objects in the relevant financial statements as a material breach of this Agreement constituting a Termination Event for the purposes of clause 17 (disregarding for these purposes any discount to the value determined for the Shares implied by clause 17.13 ((B))).

9.    Operational matters

9.1 Willis shall ensure that, with effect from the transfer of ANIFA and W-IFA to the Company, adequate insurance cover for the types of risk (including, without limitation, professional indemnity insurance) and at the levels agreed between Abbey National and Willis is in place for the benefit of ANIFA and W-IFA with respect to matters arising in the period after Completion (as defined in the Share Sale Agreements). For the avoidance of doubt, Willis shall not be obliged to nor shall it provide cover to ANIFA in respect of any claim whenever arising which relates to ANIFA or its activities prior to Completion. Willis confirms that the insurance that will be so available shall be on terms no less favourable than as set out in Schedule 4. Following the date of this Agreement:

      (i) the types of risk and levels of cover available shall be reviewed by the Management Committee, and, if so determined by them, new cover shall be obtained; and

      (ii) Willis shall use its best endeavours to procure that, within 10 Business Days after the date of this Agreement, a quotation is provided for the "buydown" facility referred to in column 4 of
            Schedule 4 to be made available to each member of the IFA Group.

9.2 The Company, Abbey National and Willis shall, following signature of this Agreement by the parties hereto, enter into the Services Agreement and the IP License Agreements.

9.3 As soon as practicable following the date of this Agreement, the Company shall adopt the following incentive schemes for the benefit of all or some of the employees of the IFA Group:

      (A) a retention incentive scheme, in which all employees of the IFA Group (including for these purposes the Relevant Willis Employees, the Seconded Employees and Gillian Salt) who are in employment with such member of the IFA Group as at the date of Completion of this Agreement (or become an employee of a member of the IFA Group by no later than 1st January 1998) shall be entitled to participate, and under which such employees shall receive a cash payment equivalent to 10 per cent. of their then base salary if they remain an employee of a member of the IFA Group for the period of one year immediately following the date of this Agreement and at the end of that year have not either given or been given notice and are not the subject of any disciplinary notice or improvement notice for poor performance;

      (B) a long term incentive plan, in which all such employees shall be entitled to participate, with effect from 1 January 1998 which shall be substantially in the following form (including, without limitation on the same financial terms):

            (i)   The plan will be a cash based profit sharing plan;

            (ii) Each year the following amounts will be set aside into the profit sharing pool:

                  -     Year 1: 40% of any pre-tax profits in excess of budget

                  -     Year 2 and successive years

                        -     10% of pre-tax profits, and

                        -     30% of any pre-tax profits in excess of budget.

                  However, no funds will be allocated to the profit sharing pool if the JV's pre-tax profit is less than 80% of budgeted pre-tax profit.

            (iii) The pool will be allocated between participants pro rata to their base salaries as at the end of the year;

            (iv) At the end of each year, participants will be advised what their share of the pool for that year will be. However, their share of the pool will not be paid out to them for a further two years;

            (v) For selected senior individuals, 30% of their annual share of the pool is put at risk and will be forfeited if a three year budgeted profit target is not met. If the three year profit target is met, the 30% of their share of the pool will be paid and will also be matched with a further 30% payment;

            (vi) The intention is that the incentive plan should cover all employees of the JV;

            (vii) Employees joining the company before 1 July will be eligible for a share in the profit pool relating to the current year. Their share will be prorated for their length of service during the year. Employees joining from 1 July onwards will be eligible to participate from 1 January following their date of joining; and

            (viii) "Good" leavers e.g. those leaving due to retirement or ill-health, will be eligible to receive awards, pro rated for their length of service. Other leavers will forfeit their awards.

      The Shareholders shall use all reasonable endeavours to agree the detailed terms of these schemes as soon as practicable after the date of this Agreement, it being recognised that the retention and successful incentivisation of employees of the IFA

      Group is of fundamental importance to the success of the Business. In other respects, the terms of employment of persons employed in the Business shall be harmonised to the extent practicable, and shall otherwise be in accordance with the principles set out in the Human Resources Working Paper.

10.   Issue of shares

10.1 The issue of new Shares shall be regulated in accordance with the provisions set out herein and in the Articles of Association.

10.2 Unless otherwise agreed by the parties hereto, any Shares to be issued by the Company shall before issue be offered for subscription in the first instance to such persons as, at the date of the offer, are registered as holders of that class of Shares in proportion to the number of such Shares then held by them.

10.3 Any such offer as aforesaid shall be made by notice in writing specifying the number of Shares offered and the price at which the same are offered (the "Offer Price") which shall be a number and price unanimously approved by the Board and shall remain open for acceptance for a period of not less than 28 days. Any such offer not accepted within the period specified will be deemed to be declined.

10.4 If any Shares offered by the Company in accordance with clause 10.2 are not taken up, such Shares shall not be issued save that, if such Shares are being offered as a result of any requirement or request of the kind referred to in clause 5.3, such Shares may be subscribed by any Shareholder who offered to subscribe for Shares under clause 10.3 as a result of such offer on the terms set out in clauses 10.2 and 10.3.

11.   Transfer of shares

11.1 Subject to clause 11.2, no Shareholder shall transfer any holding or interest in its Shares during the Initial Fixed Term other than with the consent of the other Shareholder. In the event that such consent to transfer is forthcoming, the provisions set out in clause 11.3 shall apply.

11.2 Notwithstanding clause 11.1, any Shareholder may effect a transfer of all (but not some only) of its Shares to a company which is in the same Group in circumstances where the entire legal and beneficial interest in all of the share capital (together with all the rights attached and accruing to such share capital) in each of:

      (A)   the transferee; and

      (B) any company in the Group through which the Shareholder and the transferee trace their Group relationship,

      is held, in each case, by the Shareholder or a parent undertaking of that Shareholder or where such transferee is the ultimate parent undertaking of such Shareholder (a "Permitted Transferee"). Any transfer made pursuant to this clause shall be made on terms that prior to any transferee ceasing to be a Permitted Transferee the Shares held by it must be transferred back to a company that satisfies the requirements of being a Permitted Transferee by reference to the parties to this Agreement.

11.3  (A)   Prior to making or agreeing to make any transfer of any Shares
            (other than a transfer pursuant to and in accordance with sub-clause
            11.2), the Shareholder whose Shares are to be transferred (the
            "Offeror") shall give a notice in writing (the "Transfer Notice") to the other Shareholder (the "Non-Transferring Shareholder") informing it of the proposed transfer, setting out the identity of the third party and the price and terms offered by the third party for the Shares (the "Third Party Purchase Price").

      (B) The Non-Transferring Shareholder shall have the option (the "Option"), to acquire, at the Purchase Price (as defined below), all (but not some only) of the Shares referred to in the Transfer Notice, such option being exercisable by giving notice (an "Exercise Notice") in writing to the Offeror within 10 Business Days of the receipt by the Non-Transferring Shareholder of the Transfer Notice or, where an Approval is required, such longer period not exceeding 30 Business Days as is reasonably required in order to obtain that Approval.

      (C)   The "Purchase Price" shall be:

            (i)   the Third Party Purchase Price; or

            (ii) if the Third Party Purchase Price is not entirely for cash, then the value in cash of the Third Party Purchase Price as agreed between the Non-Transferring Shareholder and the Offeror or, in the absence of agreement, as determined by the Independent Valuers on such basis as they in their discretion consider appropriate acting on the instructions of the Non-Transferring Shareholder. Where the Independent Valuers are instructed for the purposes of this clause, clauses 17.6,
                  17.7 and 17.8
                  shall apply.

      (D) Following the issue of an Exercise Notice by the Non-Transferring Shareholder within the period stipulated in clause 11.3((B)), the Offeror shall be obliged to sell, and the Non-Transferring Shareholder shall be obliged to purchase the Shares on the date falling 10 Business Days after the later of the date of the Exercise Notice and the date upon which the Purchase Price is agreed or determined as the case may be at such time and place as shall be specified in the Exercise Notice (or such date, time and place as may be agreed by the Offeror and the Non-Transferring Shareholder or such other reasonable date, time and place as may be specified by the Non-Transferring Shareholder).

      (E) If the Non-Transferring Shareholder does not exercise the Option within the period stipulated in clause 11.3((B)), the Offeror may transfer the Shares to the third party named in the Transfer Notice provided that:

            (i) the Offeror shall procure that the third party named in the Transfer Notice makes an offer to the Non-Transferring Shareholder for all (but not some only) of its Shares on the same terms (including, without limitation, as to price) per Share as apply to the sale of Shares by the Offeror;

            (ii) the price to be paid by the third party for the Shares is not less than the Purchase Price without any rebate, allowance or deduction whatever;

            (iii) there are no collateral agreements which make the arrangement more favourable to the third party; and

            (iv) the transfer takes place within 30 Business Days of the date of the Transfer Notice.

11.4 The Shares may not be offered in part to the other Shareholder or a third party. Each Shareholder may only transfer Shares under this Agreement if such transfer is to a single acquirer, purchasing all of the Shares owned by the Shareholder.

11.5 The Shareholders will not cause any charge, lien, mortgage, security or other third party interest to arise in respect of the Shares or allow any such interest to subsist.

11.6 Save in circumstances where a transferee purchases the Shares of the Non-Transferring Shareholder pursuant to clause 11.3((E)), no transfer of Shares to a person who is not a Shareholder shall be effective unless and until such transferee has signed an agreement, in a form reasonably acceptable to the other Shareholder, under which the transferee agrees to be bound by the provisions of this Agreement.

12.   Distributions

12.1 Unless otherwise agreed by the parties, all the profits of the Company available for distribution shall be distributed amongst the Shareholders in accordance with the rights attached to the Shares. Any amendment to the rights attached to the Shares which changes the nature or form of such distribution in any respect will require the unanimous consent of the Shareholders. Neither Shareholder will enter into any agreement with any other person (other than this Agreement and any amendments hereto) with respect to the voting rights attaching to the Shares held by it.

12.2 The Shareholders shall procure that, as far as possible, elections are made and will remain in force pursuant to sections 247 and 248 of the Income and Corporation Taxes Act 1988 to enable:

      (A) dividends to be paid by the Company without giving rise to a liability to account for advance corporation tax; and

      (B) payments which are deductible payments in relation to the Company for the purposes of corporation tax to be made by the Company without deduction of income tax.

13.   Performance of agreement

13.1 Abbey National and Willis shall, and shall use all reasonable endeavours to procure that any necessary third party shall do, execute or perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to the terms of this Agreement, the IP Licences, the Services Agreement and the Articles of Association.

13.2  Each Shareholder confirms and undertakes that it will at all times:

      (A) use and exercise (or refrain from using or exercising) the votes attaching to the Shares held or controlled by it to ensure the maintenance and observance of the terms of this Agreement, the IP Licences, the Services Agreements and the Articles of Association;

      (B) exercise all rights and powers vested in it in its capacity as a Shareholder and as a party to this Agreement in an expeditious and efficient manner; and

      (C) do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement, the IP Licences, the Services Agreement and the Articles of Association.

13.3 No delay or omission on the part of any party in exercising any right, power or remedy provided by law or under this Agreement, nor any indulgence granted by any party, shall:

      (A)   impair such right, power or remedy; or

      (B)   be construed as a waiver thereof.

13.4 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.5 The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.   Access to information

14.1 Without prejudice to any other provision of this Agreement, the Company shall provide the Shareholders with reasonable access to and (upon reasonable request) copies of such financial, accounting and management information and records relating to the Company (whether specifically or generally) from time to time and which is available to the IFA Group under its own management and financial systems.

14.2 Without prejudice to clause 14.1, the Company shall provide to the Shareholders (either directly or through their respective representatives nominated by them to the Board) in normal circumstances within ten Business Days after the end of the period to which they relate:

      (i)   monthly management accounts of the Company and the IFA Group;

      (ii) quarterly and half-yearly accounts and financial information of the Company and IFA Group.

14.3 Without prejudice to clause 14.1, the Company shall provide to the Shareholders (either directly or through their respective representatives nominated by them to the Board):

      (i)   draft annual accounts of the Company as soon as they are available;

      (ii) audited annual accounts of the Company promptly following their approval by the

            Board;

      (iii) copies of any material correspondence with or notification from any tax or regulatory authority, wherever situate (including, without limitation, any which relates to any issue of substantive disagreement) as soon as available;

      (iv) draft public announcements and press releases of the Company as soon as they are available; and

      (v) any and all draft business plans, budgets and other financial data as agreed between the Shareholders from time to time to be used in the running of the Business.

14.4 Each of Abbey National and Willis reserve the right, at their sole discretion to commission at their own cost, and at any time on giving not less than 48 hours prior notice, a report on the Business or any aspect thereof or on the IFA Group or any part of it. Such report may be produced by Abbey National or Willis (or its employees) or by a third party and the Company will make available such records and explanations as are, in the reasonable opinion of the party commissioning the report, necessary. The Company shall procure that its Directors and employees will co-operate fully in the production of any such report.

14.5 Without prejudice to clause 14.1, the Company shall, on request, provide to the Shareholders (either directly or through their respective representatives nominated by them to the Board) all reports prepared by the Company in respect of their obligations to any regulatory authority or body under the Financial Services Act 1986 and also to provide copies of all correspondence between such regulatory body and the Company.

14.6 The Company shall maintain, and shall at all times keep fully up-to-date, a schedule showing any delegations of power or authority by it or by the Board to any person. The schedule shall distinguish between the delegated powers and authority reserved for the Board and the delegated powers and authority below Board level. The Company shall provide the Shareholders with access to and, upon reasonable request (but at the cost of the requesting Shareholder), copies of such schedule.

14.7 The Company shall immediately notify the Shareholders if at any time it is subject to any penalty, fine, sanction, disciplinary action or criticism by any regulatory or judicial authority in any jurisdiction whatsoever or if it receives notice or any suggestion that it may be so subject or that any investigation by any such authority is pending or threatened.

15.   Non-competition

15.1 Subject to clause 15.2, Abbey National and Willis will not operate any business or engage in any form of commercial activity which competes with the Business as carried on at the date of this Agreement other than in their capacity as Shareholders.

15.2 Each of Abbey National and Willis agrees, while it or any member of its Group is a party to this Agreement, that:

      (A) it shall not (either on its own account or in conjunction with or on behalf of any person, firm or company) directly or indirectly acquire any interest in any business (an "acquired business") which also includes a business which materially competes with the Business of the IFA Group (a "competing business"). However, Abbey National or Willis may, directly or indirectly, acquire an interest in any acquired business which includes a competing business if (1) the gross turnover of the competing business is less than one-third of the gross turnover of the IFA Group or (2) (if the proportion in (1) is greater than one-third) such competing business is (subject to paragraph ((B)) below) disposed of by Abbey National or Willis, as the case may be, within 18 months of its acquisition; and

      (B) in any case where a Shareholder is obliged to dispose of a competing business in accordance with sub-paragraph ((A)) above, each of the Shareholders and the Company will enter into bona fide discussions with a view to agreeing a sale to any member of the IFA Group of the competing business.

15.3 For the purpose of clause 15.2((A)) the gross turnover of the competing business and the IFA Group shall be extracted from the latest published accounts of (or including) such business and the IFA Group respectively available at the date of acquisition of the acquired business.

15.4  The provisions of this clause:

      (A) will not subsist beyond the termination of this Agreement and accordingly Abbey National and Willis may own or operate a business competing with the Business from the moment it (and any member of its Group) ceases to be a Shareholder;

      (B) shall not prohibit or restrict Abbey National Independent Consulting Group Limited or its subsidiaries for the time being from providing as an ancillary activity products and services (in the areas of group personal pensions, corporate financial planning, group healthcare and insured company pension schemes (provided that any such insured company pension scheme business or group personal pension scheme administration business shall not, in either case, constitute more than five per cent of the consolidated turnover of such companies in any financial period)) to its clients of a type similar to those provided by the IFA Group as part of the Business; and

      (C) shall not prevent or restrict any member of the Abbey National Group or the Willis Group from being interested, for investment purposes, in up to five per cent of the equity share capital of any company whose shares are listed on a recognised stock exchange.

16.   Term

16.1 Subject to clauses 16.2 and 17, this Agreement will continue for the Initial Fixed Term.

16.2 This Agreement may be terminated by either party giving not less than twelve months' notice of termination (the "Notice Period"), such notice to expire on, or at any time after, the expiry of the Initial Fixed Term.

17.   Termination

17.1 As between the Shareholders, this Agreement shall continue in full force and effect notwithstanding the occurrence of a Termination Event or the expiry of notice given pursuant to clause 16.2 and 17 until such time as one Shareholder has transferred its Shares to the other Shareholder pursuant to this clause or Schedule 3 or to a third party pursuant to clause 11 (Transfer of shares).

17.2  A Termination Event in relation to a Shareholder will occur if:

      (A) such Shareholder is in material breach of any terms of this Agreement and fails to remedy such breach within 15 Business Days from the service of a written notice from the other Shareholder requiring such breach to be remedied;

      (B) such Shareholder enters into a composition with its creditors, is unable to pay its debts within the meaning of section 123(1) Insolvency Act 1986, issues a notice convening a meeting for its winding-up, is the subject of any winding-up petition which is not dismissed within 14 days, has a provisional liquidator or administrator appointed or an administrative receiver is appointed over the whole or any part of its undertaking, property or the assets;

      (C) more than 50 per cent. of the issued share capital of such Shareholder or any direct or indirect parent undertaking of such Shareholder shall become beneficially owned by a third party which is not a party to this Agreement as at the date of execution; or

17.3  (A)   If a Termination Event occurs in relation to a Shareholder (the
            "Defaulting Shareholder"), the other Shareholder shall be entitled, by serving written notice (the "Termination Notice") on the Defaulting Shareholder within 10 Business Days of the Termination
            Event, to purchase (or procure the purchase of) all (but not some only) of the Shares of the Defaulting Shareholder.

      (B) These Shares may be acquired at the price agreed by the Shareholders or, in the absence of agreement, at a price equal to the value attributed to the Shares, as at the date of service of the Termination Notice, by the Independent Valuers pursuant to Schedule 5 in a case where the Termination Event is that set out in clause 17.2((C)) or at a price equal to 80 per cent. of such value in a case where the Termination Event is that set out in clause 17.2((A)) or ((B)).

17.4 If notice to terminate this Agreement is given by a Shareholder (the "First Shareholder") pursuant to clause 16.1, the other Shareholder (the "Other Shareholder") shall be entitled, by serving written notice on the First Shareholder no later than one month prior to the expiry of the Notice Period, to purchase (or procure the purchase of) all (but not some only) of the Shares of the First Shareholder. These Shares may be acquired at the price agreed by the Shareholders or, in the absence of agreement, at a price equal to the value attributed to the Shares at the date of expiry of the Notice Period by the Independent Valuers pursuant to
      Schedule 5 (the "Termination Price"). If the Shares of the First Shareholder are not so acquired by the Other Shareholder, the First Shareholder shall be entitled to sell the Shares to any third party without the consent of the Other Shareholder at the Termination Price at any time within three months after the date upon which the Independent Valuers notify to the Shareholders such price. The provisions of clauses 11.3((E)) and 11.6 shall apply to any such transfer to a third party (as if references to the "Non-Transferring Shareholder" were references to the "Other Shareholder").

17.5  If:

      (a) within 20 Business Days of service of notice by one Shareholder to the other pursuant to clause 17.3(A); or

      (b)   at the expiry of the Notice Period (for the purposes of clause
            17.4),

      as the case may be, the Shareholders have not agreed the price at which the Shares held by the Defaulting Shareholder (in the case of clause 17.3) or the First Shareholder (in the case of clause 17.4) are to be acquired by the other Shareholder, such other Shareholder may refer the matter to the Independent Valuers for determination in accordance with Schedule 9. Where an Approval is required, the transfer of Shares pursuant to clause 17.3(A) or 17.4 shall take place within such period, as is reasonably required to obtain such an Approval (not exceeding 30 Business Days), from the date the price is agreed between the parties or, if later, is determined by the Independent Valuers in accordance with Schedule 9. For the avoidance of doubt, any such Approval shall not be a condition to any obligation to transfer Shares under this clause and failure to obtain such an Approval shall therefore constitute a breach of this Agreement.

17.6 The Independent Valuers shall act as experts and not as arbitrators and their determination of any matter for the purposes of this Agreement shall, in the absence of manifest error, be final and binding on the Shareholders.

17.7 The Independent Valuers shall be instructed to prepare their valuation and to determine the price payable for the relevant Shares pursuant to the provisions of this Agreement as soon as practicable following their appointment and, in any event, within 25 Business Days thereof. For these purposes Abbey National and Willis shall, shall procure that any of their respective subsidiary companies which is a Shareholder shall, and shall use their respective reasonable endeavours to procure that the Company and each other member of the IFA Group shall, make available to the Independent Valuers all information that they may reasonably request (including, without limitation, the Auditors' working papers in respect of the financial statements of the IFA Group) and, upon being given reasonable notice, procure access to all relevant personnel.

17.8 The costs of the Independent Valuers shall be borne by the Shareholders in equal proportion unless the Independent Valuers determine otherwise.

17.9 If either (i) the Shares of the First Shareholder are not transferred to the Other Shareholder or to a third party (as the case may be) within 85 Business Days after the date upon which the Independent Valuers notify the Shareholders of the Termination Price pursuant to clause 17.4 or (ii) the Shares of the Defaulting Shareholder are not purchased pursuant to clause
      17.3 within 85 Business Days of the occurrence of the Termination Event (or, if later, within one month after the date upon which the Independent Valuers notify the Shareholders of the price determined pursuant to this Agreement), either Shareholder in the case of (i) or the other Shareholder in the case of (ii) may, by notice in writing to the Company, require the convening of a general meeting of the Company for the purpose of considering a resolution to wind up the Company and, at such meeting, only the Shareholder making the request shall be entitled to vote (notwithstanding any other provision of this Agreement).

17.10 In the event of termination of this Agreement pursuant to this clause, all the rights and obligations of the parties shall forthwith cease, save that the obligation on the parties under clause 19 (Confidentiality) shall remain in full force and effect notwithstanding termination. Termination of this Agreement shall not effect any rights or liabilities arising under this Agreement prior to such termination nor the parties' respective rights and obligations under this clause.

18.   Breach

      In the event of breach of any term of this Agreement the parties may voluntarily submit themselves to the non-binding judgment of an arbitrator under any recognised Alternative Disputes Resolution Procedure.

19.   Confidentiality

19.1 The parties hereto acknowledge that each may provide to each other information relating to their respective businesses prior to or after signature of this Agreement. Any such information is supplied and/or revealed solely for the purposes of the Business and/or this Agreement and shall not be used by a receiving party otherwise than in connection with the Business and/or this Agreement. Each party shall keep secret all knowledge or information of a confidential nature including (but without limitation) commercial and financial data, know-how, processes and other trade secrets in each case relating to the Business and the businesses of Abbey National and Willis and their respective subsidiaries ("Confidential Information") provided that this clause shall not extend to Confidential Information which:

      (A) has entered the public domain other than by breach of this Agreement by the party in question; or

      (B) the party can show was lawfully obtained by it or its employees or agents from a third party otherwise than as a result of a breach or an obligation of confidentiality to a party hereto and in such event the party in receipt of such information shall notify the other party within 10 Business Days of receipt thereof; or

      (C) is required to be disclosed by the law of any relevant jurisdiction or any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, whether or not the requirement for information has the force of law; or

      (D) is disclosed to members of the relevant Shareholder's Group and such disclosure is considered necessary for the promotion of the Business and such recipient agrees to keep such information confidential.

19.2 A Shareholder on ceasing to be a Shareholder will hand over to the Company all correspondence, budgets, Business Plans, reports, schedules, documents and records belonging to or relating to the Business. However, a Shareholder may retain such copies of such documentation as it is required to retain in order to comply with applicable law and regulation.

20.   Costs and expenses

      Save as otherwise expressly agreed between the parties hereto, each party shall bear its own costs and expenses of, and incidental to, the carrying into effect this Agreement and any other agreement referred to in it.

21.   Variation

      The terms and conditions of this Agreement shall only be capable of being varied by a supplemental agreement in writing or memorandum endorsed hereon executed by all parties hereto.

22.   Waiver

      No waiver (whether express or implied) by one of the parties hereto of any of the provisions of this Agreement or any breach of or default by the other parties hereto in performing any of those provisions shall constitute a continuing waiver or any other waiver of this Agreement and no such waiver shall prevent the waiving party from enforcing any of the other provisions of this Agreement or from acting upon any subsequent breach of or default by the other parties hereto under any of the provisions of this Agreement.

23.   Restrictive Trade Practices Act 1976

      If this Agreement (which for the purposes of this clause includes any other agreement or arrangement of which it forms part or which is referred to herein) contains any provision which causes or would cause it to be subject to registration under the Restrictive Trade Practices Act 1976 and if it is not a non-notifiable agreement under that Act, that provision will not take effect until the day after particulars of this Agreement have been furnished to the Director General of Fair Trading in accordance with section 24 of that Act.

24.   Partnership

      Nothing in this Agreement shall be deemed at law to constitute a partnership between the parties and neither of them shall have any authority to bind to buying the other in any other way.

25.   Assignment

      This Agreement and all rights and obligations hereunder are personal as to the parties hereto and none of the parties shall assign or attempt to assign any such rights or obligations except in connection with a transfer of Shares in accordance with and subject to the provisions of this Agreement.

26.   Entire agreement

26.1 This Agreement and all documents referred to herein (the "Transaction Documents") constitute the whole and only agreement between the parties relating to the rights and obligations of the parties between themselves with respect to the Company, the Business and the Shares and supersedes and extinguishes any previous drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

26.2 Each party acknowledges that in entering into this Agreement it is not relying upon any agreement, undertaking, representation, warranty, promise, assurance or arrangement made or given by any other party or any other person, whether or not in writing, at any time prior to the execution of this Agreement (or the other documents referred to herein) which is not expressly set out herein.

26.3 None of the parties to this Agreement shall have any right of action against the other arising out of or in connection with any agreement, undertaking, representation, warranty, promise, assurance or arrangement referred to in clauses 26.1 or 26.2 except in the case of fraud.

27.   Announcements

27.1 Subject to clause 27.2, no announcement concerning any matter contemplated by this Agreement or any ancillary matter shall be made by any party without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

27.2 A party may make an announcement concerning any transaction contemplated by this Agreement or any ancillary matter if required by:

      (A)   law; or

      (B) any securities exchange or regulatory or governmental body to which that party is subject, wherever situated.

      provided that any such announcement shall be made only after consultation with the other parties hereto.

28.   Notices

      Any notice required or permitted to be given by or under this Agreement maybe given by facsimile or by delivering the same to the registered office for the time being or such other address as the party concerned may have notified to the other, the notice being marked for the attention of the Company Secretary. Any such notice shall be deemed to be served in a case of service by facsimile, 24 hours after it shall have been properly despatched and in the case of personal service at the time of delivery to the party concerned.

29.   Governing law

      This Agreement shall be governed by an construed in accordance with the laws of the England.

      AS WITNESS hand to the parties or their duly authorised representatives the day and year first before written.

                                   Schedule 1
                                Reserved Matters

                                     Part 1
           Reserved matters requiring unanimous approval of the Board

      No action shall be taken or resolution passed by the board of directors of any member of the IFA Group, except with the unanimous approval of the Board, in respect of the following matters:

(A) the appointment, removal and conditions of employment of the Chief Executive Officer, the chief financial officer and the compliance officer of the IFA Group;

(B)   the constitution of any committee of the Board;

(C) a change in the accounting reference date to a date other than the date used by the ultimate parent undertaking of the Shareholder for the time being holding a majority of the Shares for the purposes of its consolidated financial statements;

(D) the acquisition of any assets or property (other than in the ordinary course of business) at a total cost to the IFA Group (per transaction) of more than (pound)500,000;

(E) without prejudice to clause 7.11, the approval or variation of any budget or Business Plan or the incurring of expenditure in any material area significantly in excess of the amount budgeted for that area in the relevant budget;

(F) the borrowing by the IFA Group of amounts which when aggregated with all other borrowings (or indebtedness in the nature of borrowing) of the IFA Group would exceed (pound)500,000 or the creation of any charge or other security over any assets or property of the IFA Group except for the purposes of securing borrowings from bankers in the ordinary course of business of amounts not exceeding in aggregate (pound)500,000;

(G) the disposal of or dilution of its interests, directly or indirectly, in any of its subsidiaries;

(H) the acquisition of any share capital or other securities of any body corporate;

(I) the creation, allotment, or issue of any shares or of any other security or grant of any option or rights to subscribe in respect thereof or convert any instrument into such shares;

(J) the payment or declaration of any dividend or other distribution on account of shares;

(K)   the cessation of any material business operation;

(L) the making of any material change in the nature or geographical area of Business;

(M) the entering into, variation or amendment of any contract with a Shareholder or a member of its Group or of any contract of a material nature outside the normal course of the Business;

(N) the reduction of its capital, variation of the rights attaching to any class of shares in its capital or any redemption, purchase or other acquisition of any of its shares or other securities;

(O) the adoption of any bonus or profit-sharing scheme or any share option or share incentive scheme or employee share trust or share ownership plan;

(P) the making of any change to the Memorandum of Association or Articles of Association;

(Q)   the presentation of any petition for winding-up;

(R) the approval of the provisions (general or specific) against liabilities (actual, contingent or otherwise) to be included in, the application of the Company's provisioning policies to and any decisions whether to make provisions in, the consolidated financial statements of the Company;

(S) without prejudice to item (U), any amendment to accounting policies save where the policies following such amendment are (i) consistent with the accounting policies of the Shareholder holding for the time being the majority of the Shares and (ii) appropriate for the business carried on by the IFA Group;

(T) the approval of the consolidated financial statements of the Company other than those aspects of such statements required to be included by the Companies Act 1985, the Financial Reporting Standards of the Accounting Standards Board or any other applicable statutory or stock exchange requirements;

(U) the approval of any other matters to be included within the consolidated financial statements of the Company that the Shareholders agree should require unanimous approval;

(V) the entering into of material discussions, arrangements or agreements with any regulatory authority;

(W) the making of a claim in respect of an accounting period of an IFA Group member commencing on or after the date of this Agreement for Group Relief surrendered by any Shareholder or member of a Shareholder's Group for Group Relief purposes; and

(X) the surrender of Group Relief arising in an accounting period of an IFA Group member commencing on or after the date of this Agreement to any Shareholder or member of a Shareholder's Group for Group Relief purposes.

                                     Part 2
        Reserved matters requiring unanimous approval of the Shareholders

The Shareholders shall procure so far as they are able, that no action shall be taken or resolution passed by any member of the IFA Group except with the consent of the holders of each class of shares in the Company in respect of the following matters:

(Y) the removal or appointment of the auditors except where the new firm to be appointed auditors are a major firm of international standing;

(Z)   the consolidation or amalgamation of the Company with any other company;

(AA) the creation, allotment, or issue of any shares or of any other security or the grant of any option or right to subscribe in respect thereof or to convert any instrument into such shares;

(BB) the reduction of the Company's capital, variation of the rights attaching to any class of shares in its capital or any redemption, purchase or other acquisition of any of its shares or other securities;

(CC) the making of any change to the Memorandum of Association or Articles of Association; and

(DD)  the passing of any resolution for winding-up.

                                     Part 3
                                     General

In determining whether any of the matters described above require the approval in accordance with Part 1 or Part 2 of this Schedule, a series of transactions which when aggregated exceed the figure specified in the relevant paragraph shall be construed as a single transaction requiring such approval. The approval of any budget or Business Plan does not imply the approval of any matter referred to therein which would require unanimous approval under this Schedule.

                                   Schedule 2
                          Disputes Resolution Procedure

1. If any matter under this Agreement (other than a matter alleged by either Abbey National or Willis to give rise to a Termination Event pursuant to clause 17) shall give rise to a dispute between Abbey National or Willis then, in the absence of any agreement between the parties to the contrary, such dispute shall be resolved in accordance with paragraph 2.

2. If any dispute or difference arises as described in paragraph 1 (a "dispute") the parties shall first enter into negotiations in good faith. Either party may commence this negotiation process by giving to the other written notice of the existence of a dispute with a request to meet within ten Business Days in London, England at a mutually agreed time and place to resolve the matters in dispute through negotiation between senior executives of the parties, to include at least one Director of each of Abbey National and Willis. If such negotiations fail to reach agreement within 10 Business Days the dispute may be referred to the Joint Committee which shall be required to meet promptly, and in any event within 15 days of such referral, to resolve the dispute within 4 weeks. In the absence of resolution following such negotiation or referral, and subject to the parties not agreeing to submit to arbitration or conciliation of the dispute or to any other form of dispute resolution and subject to any other agreement to the contrary agreed at the time in question by the parties to the dispute any party shall be entitled to invoke the provisions set out in Schedule 3.

                                       Schedule 3
                                   Roulette Procedure

1. In the event of the Shareholders failing to reach agreement in respect of a dispute referred under the provisions set out in Schedule 2 either Shareholder (in either case, the "Offeror") may serve on the other Shareholder (the "Recipient") a written notice signed by or on behalf of the Offeror (a "Roulette Notice") offering to sell the entire legal and beneficial interest in all (but not some only) of its Shares to the Recipient, free from all claims, liens, charges, encumbrances and equities and together with all rights attached or accruing to those shares, at the price per Share specified in the Roulette Notice.

2. The offer in the Roulette Notice shall be deemed to be open for 10 Business Days from the date of service of the Roulette Notice and shall be irrevocable without the consent of the Recipient.

3. The Recipient may, within 10 Business Days (or, where an Approval is required, such longer period not exceeding 30 Business Days as is reasonably required in order to obtain that Approval) after service of the Roulette Notice, serve a written notice (the "Response") on the Offeror signed by or on behalf of the Recipient:

      (A) accepting the offer, in which case the Offeror shall be bound to sell its Shares and the Recipient to purchase them in accordance with the Roulette Notice; or

      (B) notifying the Offeror that the Recipient will sell its Shares to the Offeror, in which case the Recipient shall be deemed to have offered to sell to the Offeror the entire legal and beneficial interest in all (but not some only) of the Recipient's Shares, free from all claims, liens, charges, encumbrances and equities and together with all rights attached or accruing to those Shares, but otherwise subject to no other condition whatsoever, at the price per Share specified in the Roulette Notice, and the Offeror shall be deemed to have accepted that offer, so that the Recipient shall be bound to sell its Shares and the Offeror to purchase them on those terms, provided that if a valid written notice under this paragraph is not received by the Offeror within the specified time limit, the Recipient will be deemed to have served a notice under sub-paragraph ((A)).

4. Copies of both the Roulette Notice and the Response shall be delivered to the Company as soon as practicable after service.

5. The Shareholders shall be obliged to complete the sale and purchase of Shares within 10 Business Days after the expiry of the time limit under paragraph 3, at such reasonable time and place as shall be specified by written notice from the Shareholder who is bound to sell its Shares pursuant to these provisions (the "Seller") to the Shareholder who is bound to purchase Shares pursuant to these provisions (the "Purchaser") served on the Purchaser not less than 2 Business Days before completion, provided that neither Shareholder shall be obliged to complete unless the sale and purchase of all Shares to be sold in accordance with these provisions is completed simultaneously (although completion of the sale and purchase of some Shares will not affect the rights of any party with respect to the other Shares).

6. Upon completion of the sale from the Seller to the Purchaser in accordance with paragraph 5:

      (A) the Seller shall deliver to the Purchaser a duly executed transfer in favour of the Purchaser, or such other person as it may nominate by written notice served on the Seller not less than one clear Business Day before completion, together with the relevant share certificates and, if requested by the Purchaser, a power of attorney in a form and in favour of a person nominated by the Purchaser not less than one clear Business Day before completion, so as to enable the Purchaser to exercise all rights of ownership in relation to the Shares including, without limitation, the voting rights;

      (B) against delivery in accordance with sub-paragraph ((A)), the Purchaser shall pay the aggregate transfer price to the Seller by bankers' draft for value on the date of completion or in such other manner as shall be agreed by the Seller and the Purchaser before completion;

      (C) the parties shall procure (so far as they are able) that the transfer of Shares is registered;

      (D) the Seller shall do all such acts and/or execute all such documents in a form satisfactory to the Purchaser as the Purchaser may reasonably require to give effect to the transfer of Shares pursuant to these provisions; and

      (E) unless otherwise notified by the Purchaser by notice received not less than one clear Business Day before completion, the Seller shall procure the removal, with effect from completion, of all Directors appointed by the Seller.

7. If any sum payable under these provisions is not paid (otherwise than as a result of default by any party entitled to payment), the unpaid sum will carry interest calculated on a daily basis which may, without limiting the rights of any party entitled to payment, be claimed as a debt or liquidated demand, for the period from and including the due date up to the date of actual payment (after as well as before judgment) at a rate of 1 per cent. over the base rate from time to time of Lloyds Bank PLC.

8. If the Seller fails or refuses to transfer its Shares as required under these provisions:

      (A) the Company shall by written notice authorise some person to execute and deliver on the Seller's behalf the necessary instrument of transfer and to do any other acts and/or execute any other documents on the Seller's behalf required in connection with the Transfer of Shares under this Schedule;

      (B) the Company may receive the aggregate transfer price in trust for the Seller and receipt of the Company for the aggregate transfer price shall be a good discharge for the Purchaser, who shall not be bound to see to its application;

      (C) the Company shall, subject to the instrument of transfer being duly stamped, cause the transferee to be registered as holder of the relevant shares; and

      (D) once the transferee has been registered in exercise of this power, the validity of the proceedings shall not be questioned by any person.

                                   Schedule 4
                                    Insurance

 The insurances detailed below have been effected by Willis Corroon Group plc on behalf of W-IFA for the Policy Period 1 July 1997 to 30 June 1998

    ------------------------------------------------------------------------

Programme         Type of Cover             Limit of Indemnity               Policy Excess
Global            'All Risks' Property      Full Reinstatement Basis         UK/ROW - (pound)10,000 each and every
                  Damage/Business                                            claim; USA - US$10,000 each and
                  Interruption                                               every claim

Global            Public Liability          (pound)100M.                     Nil

Global            Crime Bond  (Fidelity     (pound)50M.                      (pound)100,000 each and every claim.
                  Guarantee)

Global            Professional Indemnity    In excess of Lloyd's             UK/ROW - (pound)150,000 each and every
                  (Errors & Omissions)      Regulatory Authority             claim; USA - US$250,000 each and
                                            Requirements relevant to         every claim.  A `buydown'
                                            Lloyd's Professional             facility may be effected to
                                            Brokers of (pound)30M.           reduce the excess to a minimum of
                                                                             (pound)50,000 each and every claim.

Global            Directors' & Officers'    In excess of (pound)25M.         See Note 1 below.
                  Liability Insurance

UK Domestic       Terrorism                 Full Reinstatement Basis         (pound)10,000 each and every claim.

UK Domestic       Employers' Liability      (pound)100M.                     Nil.

UK Domestic       Offshore Employers'       (pound)2M.                       Nil.
                  Liability

UK Domestic       Personal Accident         As per the policy                Nil.
                                            wording for personal
                                            accident, medical
                                            travel, cancellation
                                            expenses, and
                                            repatriation costs.

UK Domestic       Personal Effects &        (pound)5,000 any one person.     (pound)150 each and every claim.
                  Baggage                   (pound)25,000 any one loss in
                                            all.

UK Domestic       Engineering Combined      Damage to plant caused           (pound)50 each and every claim.
                                            by Explosion or Collapse;
                                            (pound)250,000;

                                            Sudden and unforeseen            (pound)25 each and every claim.
                                            loss of or damage to
                                            Plant, other than above;
                                            (pound)5,000;

                                            Reasonable additional            (pound)100 each and every claim.
                                            expenses as per the
                                            policy wording:(pound)500,000

UK Domestic       Motor                     Unlimited                        Nil.

UK Domestic       Marine Excess Third       (pound)10M.                      Nil.
                  Party and Excess
                  Charterers Liability

UK Domestic       Airside Liability         (pound)50M any one occurrence.   (pound)1,000 each and every loss in
                                                                             respect of property damage only.

Note:

1. Nil each of the Directors & Officers each claim and in the aggregate for claims first made during the Policy Period for a Wrongful Act; but (pound)100,000 each Claim which the Company can pay as indemnification to any of the Directors & Officers resulting from any Claim first made during the Policy Period for a Wrongful Act. In respect of the USA US$1,000,000 Corporate Reimbursement each Claim.

                                   Schedule 5
                          Basis of Valuation of Shares

1. The Company shall be valued in accordance with the principles set out in this Schedule and a number of Shares shall have a value equal to the value of the Company as so determined multiplied by the fraction A/B where A is the number of Shares in question and B is the total number of Shares in issue.

2. Subject to paragraph 7, the value of the Company shall be equal to the weighted average of the consolidated profits after tax of the Company ("PAT") for the Calculation Period (as defined below), as adjusted pursuant to paragraph 7, as shown by the audited consolidated financial statements of the Company for the Accounting Periods included in the Calculation Period, multiplied by such multiple as the Independent Valuers shall consider appropriate in the circumstances (having regard inter alia to the factors referred to in paragraph 8) and discounted as follows:

      (a) where the valuation takes place as at a date on or prior to 31 December 1998 - 25 per cent.;

      (b) where the valuation takes place as at a date after 31 December 1998 and on or before 31 December 1999 - 20 per cent.;

      (c) where the valuation takes place as at a date after 31 December 1999 and on or before 31 December 2000 - 15 per cent.;

      (d) where the valuation takes place as at a date after 31 December 2000 and on or before 31 December 2001 - 10 per cent.;

      (e) where the valuation takes place as at a date after 31 December 2001 and on or before 31 December 2002 - 5 per cent.;

      (f)   where the valuation takes place as at a date after 31 December 2002
            - no discount.

3.    For the purposes of this Schedule, the Calculation Period shall mean:

      (a) where there have been three completed Accounting Periods of the Company after the date of this Agreement, the three completed Accounting Periods preceding the date of the valuation ("AP-1", "AP-2" and "AP-3" respectively, where AP-1 is the Accounting Period immediately preceding the then current Accounting Period);

      (b) where there have been only two completed Accounting Periods of the Company after the date of this Agreement, the two completed Accounting Periods ("AP-4" and "AP-5" respectively, where AP-4 is the Accounting Period immediately preceding the then current Accounting Period);

      (c) where there has been only one completed Accounting Period of the Company after the date of this Agreement, that Accounting Period ("AP-6"); and

      (d) where no Accounting Period has completed after the date of this Agreement, such period as shall have passed after the date of this Agreement, which period shall be deemed to be an Accounting Period for the purposes of sub-paragraph (c) and paragraph 4.

4. Where any Accounting Period referred to in this Schedule is less than 12 months, PAT for that period shall, for the purposes of paragraph 2, be multiplied by the fraction C/D where C is 365 and D is the number of days included in that Accounting Period.

5. The weighted average PAT for the Calculation Period ("WAPAT") shall be calculated as follows:

      (a)   PAT for AP-1 shall be multiplied by 3;

      (b) PAT for AP-2 or for AP-4, as the case may be, shall be multiplied by 2;

      (c) PAT for AP-3 or for AP-5 or for AP-6, as the case may be, shall be multiplied by 1;

      (d) where the Calculation Period is as set out in paragraph 3(a), WAPAT shall be equal to the sum of the products of the relevant calculations in sub-paragraphs (a), (b) and (c) divided by 6

       i.e. WAPAT = 3 (PAT for AP-1) + 2 (PAT for AP-2) +1 (PAT for AP-3)
                      ---------------------------------------------------
                                            6

      (e) where the Calculation Period is as set out in paragraph 3(b), WAPAT shall be equal to the sum of the products of the relevant calculations in sub-paragraphs (b) and (c) divided by 3

                i.e. WAPAT = 2 (PAT for AP-4) + 1 (PAT for AP-5)
                                --------------------------------
                                               3

      (f) where the Calculation Period is as set out in paragraph 3(c), WAPAT shall equal PAT for AP-6.

6. For the purposes of paragraph 2, the Independent Valuers shall be entitled to make adjustments to PAT in order to take account, to the extent they consider appropriate, of any objections raised by Abbey National pursuant to clause 8.7 concerning the effect of the application of accounting policies used for the purposes of preparing the relevant audited consolidated financial statements of the Company or any items reflected therein.

7. In determining the appropriate multiple to be used for the purposes of paragraph 2, the Independent Valuers shall have regard to:

      (a) the price/earnings multiples implied by the trading prices of any listed companies whose businesses are similar to the Business ("comparable companies");

      (b) the price/earnings multiples implied by any recent transactions involving comparable companies; and

      (c) the fact that Abbey National and Willis have agreed that a price/earnings multiple of 10 is, at the date of this Agreement, the appropriate multiple and the Independent Valuers shall give a written application to the Shareholders of the reasons behind any deviation from that multiple.

8. For the purposes of this Schedule, the Independent Valuers may have regard to any other factors that they consider relevant in determining the value of the Shares including, without limitation, any other events or circumstances affecting the Company or the Business which are the result of or are reasonably likely to result from termination of this Agreement but excluding:

      (a) any effect on commission income that will or may result from business no longer being referred to the IFA Group by the Shareholder whose Shares are being valued or by any member of that Shareholder's Group; and

      (b) any diminution in the value of the Company attributable to the termination of any licence to use any name, brand or mark then used by any member of the IFA Group granted by the Shareholder whose Shares are being valued or the costs of rebranding the Business and its products and services as a result thereof.

Signatures
----------

Signed by                                    )
Charles Toner                                )   Charles Toner
for and on behalf of                         )
Abbey National plc                           )

Signed by                                    )
George Nixon                                 )   George Nixon
for and on behalf of                         )
Willis Corroon Group plc                     )

Signed by                                    )
Allan Daffern                                )
for and on behalf of                         )
Willis National Holdings Limited             )   Allan Daffern

                               Dated December 1998

                               ABBEY NATIONAL plc

                                       and

                          WILLIS CORROON GROUP LIMITED
                      (previously WILLIS CORROON GROUP PLC)

                                       and

                        WILLIS NATIONAL HOLDINGS LIMITED

                 ----------------------------------------------

                            SUPPLEMENTAL AGREEMENT TO
                             SHAREHOLDERS' AGREEMENT
                                   relating to
                        WILLIS NATIONAL HOLDINGS LIMITED

                 ----------------------------------------------

                                Slaughter and May
                              35 Basinghall Street,
                                 London EC2V 5DB

                      SUPPLEMENTAL SHAREHOLDERS' AGREEMENT

THIS AGREEMENT is dated 11th December, 1998

BETWEEN:

(1) ABBEY NATIONAL plc (Registered in England No. 2294747) whose registered office is at Abbey House, Baker Street, London NW1 6XL ("Abbey National");

(2) WILLIS CORROON GROUP LIMITED (previously named Willis Corroon Group PLC) (Registered in England No. 621757) whose registered office is at Ten Trinity Square, London EC3P 3AX ("Willis"); and

(3) WILLIS NATIONAL HOLDINGS LIMITED (Registered in England No. 3393377) whose registered office is at Ten Trinity Square, London EC3P 3AX (the "Company").

WHEREAS:

(A) The parties have entered into a Shareholders' Agreement (the "Shareholders' Agreement") on the 4th August, 1997 for the purpose of regulating their relationship with each other.

(B) On 2nd September, 1998, a Termination Event as described in clause 17.2(C) of the Shareholders' Agreement occurred in respect of Willis.

(C) Willis has prior to the date of this Agreement agreed to an extension to 14th December 1998 of the notice period referred to in clause 17.3 of the Shareholders' Agreement for the exercise by Abbey National of its rights thereunder.

(D) The parties have now decided to enter into this Agreement in order to extend and amend the notice period allowed under clause 17.3 of the Shareholders' Agreement for Abbey National to exercise its rights thereunder and to grant to Abbey National an option on the terms and subject to the conditions of this Agreement.

NOW THEREFORE in consideration of Abbey National not serving notice on Willis under clause 17.3 of the Shareholders' Agreement by reason of the Termination Event referred to in the recitals, the parties agree as follows:

1. Terms and expressions in the Shareholders Agreement shall, unless the context otherwise requires, have the same meanings when used in this Agreement.

2. The parties agree that Abbey National shall have an option (the "Call Option") to acquire all (but not some only) of the Shares held directly or indirectly by any member of the Willis Group exerciseable by notice in writing to Willis at any time during the period from and including 2nd June, 1999 to and including 2nd September, 1999.

3. Clauses 17.3 and 17.5 to 17.10 of the Shareholders' Agreement shall apply to the Call Option as if Willis were the Defaulting Shareholder referred to therein, the date of service of notice of exercise of the Call Option were the date of the Termination Event referred to therein and in other respects mutatis mutandis provided that the value attributed to the shares by the Independent Valuers shall be subject to a 25 per cent. discount notwithstanding the provisions of Schedule 5 (Valuation) of the Shareholders' Agreement.

4. For the avoidance of doubt, clause 17.2(C) shall continue to apply to any change in the ownership of the issued share capital of Willis or any direct or indirect parent undertaking of Willis subsequent to the Termination Event referred to in the recitals.

5. Save as set out in this Agreement, the terms and conditions of the Shareholders' Agreement remain and shall continue in full force and effect and shall apply to the provisions of this Agreement.

6. This Agreement shall be governed by and shall be construed in accordance with English law.

Signatures



Signed by                            )
                                     )
for and on behalf of                 )
Abbey National plc                   )



Signed by                            )
                                     )
for and on behalf of                 )
Willis Corroon Group Limited         )

Signed by                            )
                                     )
for and on behalf of                 )
Willis National Holdings Limited     )